EXHIBIT 99.2

MEMBER NEWS (via Email)

DATE:	April 29, 2015
RE:    Seattle Bank’s First Quarter 2015 Preliminary Financial Highlights and Dividend Announcement
Dear Seattle Bank Members,
Today, the Federal Home Loan Bank of Seattle (Seattle Bank) issued a press release announcing preliminary financial highlights for the three months ended March 31, 2015, reporting $10.4 million of net income, compared to $10.7 million in first quarter 2014.
Based on the bank's first quarter 2015 financial results, the Seattle Bank's Board of Directors declared a $0.025 per share cash dividend, to be paid on April 30, 2015, based on average Class A and Class B stock outstanding during the first quarter of 2015.
In addition, the press release announces that, in preparation for the closing of the bank’s anticipated merger with the Federal Home Loan Bank of Des Moines (Des Moines Bank) on May 31, 2015, the Seattle Bank’s Board of Directors approved the following:

•
Redemption of Seattle Bank Class A and Class B stock classified as mandatorily redeemable capital stock (MRCS) with respect to which the redemption period has expired and that is excess. The redemption will take place prior to the anticipated closing of the merger.

•
A $0.0168 per share prorated cash dividend based on average Class A and Class B stock outstanding from April 1 through May 26, 2015. The dividend will be paid immediately prior to the anticipated closing of the merger.

Please note that this redemption of excess MRCS and prorated dividend payment will be the last such events prior to the merger.
As we approach the merger date, we thank you for your work in helping both the Seattle and Des Moines banks prepare. In particular, we appreciate your timely submission of agreements and forms supporting your ability to conduct business with the Des Moines Bank—your Federal Home Loan Bank beginning June 1. These agreements must be received by the Des Moines Bank prior to June 1 to ensure your uninterrupted access to liquidity and funding on that date.
I encourage you to reach out to your Seattle Bank Relationship Manager with any questions you may have regarding the Seattle Bank’s merger with the Des Moines Bank or any of our product and services offerings.
Again, we appreciate your support of your Federal Home Loan Bank cooperative.
Sincerely,
Michael L. Wilson
President and Chief Executive Officer

Member News April 29, 2015 Page 1

Seattle Bank Relationship Management Team:
John Biestman         206.340.2473
Debra Davis        206.340.8663
Eric Jensen        206.340.2489
Brett Manning        206.340.2472
Jim Mochizuki        206.340.2345
Mike Terry        206.340.2484
Chris Thomas        206.340.2370

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This announcement and related press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including preliminary highlights of financial statements and information as of and for the three months ended March 31, 2015, and information regarding the anticipated merger with the Des Moines Bank. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition for the three months ended March 31, 2015, and other actions or transactions, including those relating to the ability of the Seattle Bank and the Des Moines Bank to complete the merger, the Amended Consent Arrangement, and payments of dividends and repurchases of capital stock, may differ materially from those expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, finalization of the financial statements, regulatory and legislative actions and approvals (including those of the FHFA relating to the stock repurchases and dividends and acceptance of final merger documentation), changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), demand for advances, changes in the bank's membership profile or the withdrawal of one or more large members, shifts in demand for the bank's products and consolidated obligations, business and capital plan and policy adjustments and amendments, competitive pressure from other Federal Home Loan Banks and alternative funding sources, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in the bank's financial models), interest-rate volatility, changes in projected business volumes, the bank's ability to appropriately manage its cost of funds, changes in the bank's management and Board of Directors, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K and other filings made with the SEC. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement. Members of the Seattle Bank have been provided the Joint Merger Disclosure Statement in connection with the merger and are urged to read the disclosures therein.

Member News April 29, 2015 Page 2